Securities and Exchange Commission


100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Nuveen Intermediate
Duration Municipal Term Fund and are in agreement with the statements contained in Sub-Item 102J of Form N-SAR. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ ERNST & YOUNG LLP

Chicago, Illinois
January 26, 2015












A member firm of Ernst & Young Global Limited